  As filed with the Securities and Exchange Commission on November 13, 2000.

                                                Registration No. 333-49010
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 ------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                 ------------
                           CHORUM TECHNOLOGIES INC.
            (Exact Name of Registrant as Specified in its Charter)
                                 ------------

        Delaware                    3674                   84-1431727
    (State or Other          (Primary Standard          (I.R.S. Employer
    Jurisdiction of              Industrial          Identification Number)
    Incorporation or        Classification Code
     Organization)                Number)

                1303 East Arapaho Road, Richardson, Texas 75081
                                (214) 570-3500
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 ------------
                                Scott C. Grout
                     President and Chief Executive Officer
                           Chorum Technologies Inc.
                1303 East Arapaho Road, Richardson, Texas 75081
                                (214) 570-3500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 ------------
                                  Copies to:
          Kirk E. Lundburg                     Christopher J. Ozburn
          Anthony M. Allen                     William B. Owens, Jr.
         James D. Robinett                       Melissa M. Munson
      F. Javier Vergne-Morell            Wilson Sonsini Goodrich & Rosati,
      Gunderson Dettmer Stough                Professional Corporation
  Villeneuve Franklin & Hachigian,         8911 Capital of Texas Highway,
                LLP                                  Suite 3350
    2700 Via Fortuna, Suite 300               Austin, Texas 78759-7247
        Austin, Texas 78746                        (512) 338-5400
           (512) 732-8400

                                 ------------
       Approximate date of commencement of proposed sale to the public:
     As soon as practicable after the effective date of this Registration
                                  Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                 ------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

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

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table presents the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

   SEC Registration fee................................................ $39,600
   NASD fee............................................................  15,500
   Nasdaq National Market listing fee..................................   5,000
   Printing and engraving expenses.....................................
   Legal fees and expenses.............................................
   Accounting fees and expenses........................................
   Blue sky fees and expenses..........................................
   Custodian and transfer agent fees...................................
   Miscellaneous fees and expenses.....................................
                                                                        -------
       Total........................................................... $
                                                                        =======

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnification to directors and officers in terms sufficiently broad to permit indemnification under limited circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended (the "Securities Act"). Our by-laws provide for mandatory indemnification of our directors, officers and employees to the maximum extent permitted by the Delaware General Corporation Law. Our Certificate of Incorporation provides that, under Delaware law, our officers and directors shall not be liable for monetary damages for breach of the officers' or directors' fiduciary duty as officers or directors to our stockholders and us. This provision in the Certificate of Incorporation does not eliminate the officers' or directors' fiduciary duty, and in appropriate circumstances, equitable remedies like injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each officer or director will continue to be subject to liability for breach of the officer's or director's duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the officer or director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect an officer's or director's responsibilities under any other law, like the federal securities laws or state or federal environmental laws. We have entered into indemnification agreements with our officers and directors, a form of which is attached as Exhibit 10.1 and incorporated by reference. The indemnification agreements provide our officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. Reference is made to Section 7 of the underwriting agreement contained in Exhibit 1.1 to this prospectus, indemnifying officers and directors of ours against limited liabilities.

Item 15. Recent Sales of Unregistered Securities

   Since inception, we have issued and sold the following securities:

     1. From inception through September 30, 2000, we granted direct issuances or stock options to purchase 13,332,215 shares of our common stock at exercise prices ranging from $0.03 to $3.68 per share to employees, consultants, directors and other service providers under our 1997 Stock Plan.

     2. From inception through September 30, 2000, we issued and sold an aggregate of 7,558,681 shares of our common stock to employees, consultants, and other service providers for aggregate consideration of approximately $1,483,024 under direct issuances or exercises of options granted under our 1997 Stock Plan.

     3. In September 1997, we issued and sold 825,000 shares of our Common Stock for an aggregate cash purchase price of approximately $13,750 to ten of our employees pursuant to a series of stock purchase agreements and 11,160,000 shares of our Series A Preferred Stock in exchange for all the membership interests in MacroVision Communications, L.L.C., valued at approximately $1,860,000 to Pei-Lan Wang, Jian-Yu Liu, Kuang-Yi Wu, Cheng Sun Lan, Shen Chia Wong and Li Hung Yang pursuant to a series of stock purchase agreements.

     4. In October 1997, we issued and sold 6,212,259 shares of our Series B-1 Preferred Stock for an aggregate purchase price of approximately $2,071,000 to a group of investors under a stock purchase agreement.

     5. In June 1998, we issued and sold 9,732,510 shares of our Series B-2 Preferred Stock for an aggregate purchase price of approximately $4,866,000 to a group of investors under a stock purchase agreement.

     6. In September 1998, we issued a warrant to purchase 75,385 shares of our Series B-2 Preferred Stock with an exercise price of $1.161 per share to Comdisco, Inc.

     7. In November 1998, we issued and sold 12,098,664 shares of our Series C Preferred Stock for an aggregate purchase price of approximately $17,140,000 to a group of investors under a stock purchase agreement.

     8. In January 1999, we issued a warrant to purchase 176,472 shares of our Series C Preferred Stock with an exercise price of $1.4166 per share to Comdisco, Inc.

     9. In November 1999, we issued and sold 9,093,843 shares of our Series D Preferred Stock for an aggregate purchase price of approximately $42,408,000 to a group of investors under a stock purchase agreement.

     10. In March 2000, we issued a warrant to purchase 77,088 shares of our Series D Preferred Stock with an exercise price of $4.67 per share to Comdisco, Inc.

     11. In June 2000, we issued a warrant to purchase 85,653 shares of our Series D Preferred Stock with an exercise price of $4.67 per share to Imperial Bancorp.

     12. In September and October 2000, we issued and sold 5,341,460 shares of our Series E Preferred Stock for an aggregate purchase price of approximately $92,087,000 to a group of investors under a stock purchase agreement.

   The sale of the above securities was deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or transactions under compensation benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution and appropriate legends were affixed to the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us.

   All of the securities referenced above are deemed restricted securities for purposes of the Securities Act. No underwriters were involved in any of the security sales referenced above.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

 Exhibit
   No.                                 Description
 -------                               -----------
  1.1*   Form of Underwriting Agreement.

  3.1** Restated Certificate of Incorporation of the Registrant, as amended to date.

  3.2**  Form of Amended and Restated Certificate of Incorporation of the
         Registrant to be effective upon the completion of the offering made under this Registration Statement.

  3.3**  Bylaws of the Registrant.

  3.4** Form of Bylaws of the Registrant to be effective upon the completion of the offering made under this Registration Statement.

  4.1**  Reference is made to Exhibits 3.1, 3.2 and 3.3.

  4.2*   Form of Registrant's Common Stock certificate.

  4.3**  Amended and Restated Investors' Rights Agreement, dated September 5,
         2000.

  4.4** Warrant to Purchase Stock between the Registrant and Imperial Bancorp, dated June 1, 2000.

  4.5** Warrant to Purchase Stock between the Registrant and Comdisco, Inc., dated September 22, 1998.

  4.6**  Warrant to Purchase Stock between Registrant and Comdisco, Inc., dated
         January 22, 1999.

  4.7**  Warrant to Purchase Stock between Registrant and Comdisco, Inc., dated
         March 1, 2000.

  5.1*   Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
         LLP.

 10.1** Form of Indemnification Agreement entered into between Registrant and its directors and officers.

 10.2**  1997 Stock Plan.

 10.3**  2000 Equity Incentive Plan.

 10.4**  Employee Stock Purchase Plan.

 10.5**  2000 Director Option Plan.

 10.6**  Lease between GUS-Enterprises-XII, L.L.C. and the Registrant, dated
         November 11, 1999.

 10.7** Lease between Cardinal Collins Tech Center, Inc. and the Registrant, dated April 1, 1998.

 10.8**  Master Lease Agreement between Imperial Bank Equipment Leasing
         Division and the Registrant, dated July 7, 2000.

 10.9** Master Lease Agreement between Comdisco, Inc. and the Registrant, dated September 22, 1998.

 10.10** Lease between East Collins L.P. and the Registrant, dated October 10,
         2000.

 10.11** Lease between Larry Michael Sandusky and Rebecca Anne Sandusky and the
         Registrant, dated June 8, 2000.

 10.12+ OEM Purchase and Sale Agreement between Nortel Networks Limited and the Registrant, effective January 1, 2000.

 23.1**  Consent of Ernst & Young LLP, independent auditors.

 23.2*   Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
         LLP, counsel to the Registrant. Reference is made to Exhibit 5.1.

 24.1**  Power of Attorney. Reference is made to page II-5.

 27.1**  Financial Data Schedule.

 99.1*   Consent of Ryan, Harkin & Kent

---------------------
* To be filed by amendment.

**Previously filed.

+ Confidential treatment requested.

   All schedules have been omitted because the information required to be presented in them is not applicable or is shown in the financial statements or related notes.

Item 17. Undertakings

   We undertake to provide to the underwriters at the closing specified in the underwriting agreement, certificates in the denominations and registered in the names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant under the Delaware General Corporation Law, the Certificate of Incorporation or our by-laws, the underwriting agreement, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities, other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of ours in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered in this offering, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether this indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

   We undertake that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered, and the offering of these securities at that time shall be deemed to be the initial bona fide offering.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richardson, State of Texas, on this day of November 13, 2000.

                                          Chorum Technologies Inc.

                                                     /s/ Scott C. Grout
                                          By: _________________________________
                                                       Scott C. Grout
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----

          /s/ Scott C. Grout           President (Principal        November 13, 2000
______________________________________  Executive Officer), Chief
            Scott C. Grout              Executive Officer and
                                        Director

        /s/ Jian-Yu Liu, Ph.D*         Chief Technology Officer    November 13, 2000
______________________________________  and Director
          Jian-Yu Liu, Ph.D

          /s/ S. Kent Coker*           Chief Financial Officer     November 13, 2000
______________________________________  (Principal Financial and
            S. Kent Coker               Accounting Officer) and
                                        Chief Operating Officer

        /s/ Robert J. Paluck*          Director and Chairman of    November 13, 2000
______________________________________  the Board
           Robert J. Paluck

        /s/ Philip T. Gianos*          Director                    November 13, 2000
______________________________________
           Philip T. Gianos

      /s/ Jon W. Bayless, Ph.D.*       Director                    November 13, 2000
______________________________________
        Jon W. Bayless, Ph.D.

              Signature                          Title                   Date
              ---------                          -----                   ----

        /s/ Edward E. Olkkola*         Director                    November 13, 2000
______________________________________
          Edward E. Olkkola

     /s/ Scott C. Grout

*By:________________________

       Scott C. Grout

      Attorney-in-Fact

  Pursuant to Power of Attorney

                               INDEX TO EXHIBITS

 Exhibit
   No.                                 Description
 -------                               -----------
  1.1*   Form of Underwriting Agreement.

  3.1** Restated Certificate of Incorporation of the Registrant, as amended to date.

  3.2**  Form of Amended and Restated Certificate of Incorporation of the
         Registrant to be effective upon the completion of the offering made under this Registration Statement.

  3.3**  Bylaws of the Registrant.

  3.4** Form of Bylaws of the Registrant to be effective upon the completion of the offering made under this Registration Statement.

  4.1**  Reference is made to Exhibits 3.1, 3.2 and 3.3.

  4.2*   Form of Registrant's Common Stock certificate.

  4.3**  Amended and Restated Investors' Rights Agreement, dated September 5,
         2000.

  4.4** Warrant to Purchase Stock between the Registrant and Imperial Bancorp, dated June 1, 2000.

  4.5** Warrant to Purchase Stock between the Registrant and Comdisco, Inc., dated September 22, 1998.

  4.6**  Warrant to Purchase Stock between Registrant and Comdisco, Inc., dated
         January 22, 1999.

  4.7**  Warrant to Purchase Stock between Registrant and Comdisco, Inc., dated
         March 1, 2000.

  5.1*   Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
         LLP.

 10.1** Form of Indemnification Agreement entered into between Registrant and its directors and officers.

 10.2**  1997 Stock Plan.

 10.3**  2000 Equity Incentive Plan.

 10.4**  Employee Stock Purchase Plan.

 10.5**  2000 Director Option Plan.

 10.6**  Lease between GUS-Enterprises-XII, L.L.C. and the Registrant, dated
         November 11, 1999.

 10.7** Lease between Cardinal Collins Tech Center, Inc. and the Registrant, dated April 1, 1998.

 10.8**  Master Lease Agreement between Imperial Bank Equipment Leasing
         Division and the Registrant, dated July 7, 2000.

 10.9** Master Lease Agreement between Comdisco, Inc. and the Registrant, dated September 22, 1998.

 10.10** Lease between East Collins L.P. and the Registrant, dated October 10,
         2000.

 10.11** Lease between Larry Michael Sandusky and Rebecca Anne Sandusky and the
         Registrant, dated June 8, 2000.

 10.12+ OEM Purchase and Sale Agreement between Nortel Networks Limited and the Registrant, effective January 1, 2000.

 23.1**  Consent of Ernst & Young LLP, independent auditors.

 23.2*   Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
         LLP, counsel to the Registrant. Reference is made to Exhibit 5.1.

 24.1**  Power of Attorney. Reference is made to page II-5.

 27.1**  Financial Data Schedule.

 99.1*   Consent of Ryan, Harkin & Kent

---------------------
* To be filed by amendment.

** Previously filed.

+ Confidential treatment requested.